Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 19th day of July, 2006 by and among HORIZON TRUST & INVESTMENT MANAGEMENT, N.A. (the “Trust Company”), a national banking association organized under the laws of the United States of America, HORIZON BANK (the “Bank”), a national banking association organized under the laws of the United States of America, HORIZON BANCORP (the “Holding Company”) a corporation formed under the laws of the State of Indiana and a registered bank holding company (jointly referred to herein as the “Company”) and LAWRENCE J. MAZUR (the “Executive”), a resident of the State of Indiana,

W I T N E S S E T H:

WHEREAS, the Trust Company is a wholly-owned subsidiary of the Bank; and

WHEREAS, the Bank is a wholly-owned subsidiary of the Holding Company; and

WHEREAS, the Executive is currently employed as an employee-at-will by the Trust Company and is currently serving as the President and Chief Executive Officer of the Trust Company; and

WHEREAS, at the request of the Executive, the Company and the Executive have determined that it is in the best interests of the Company that the Executive serve as Chief Financial and Estate Planning Advisor of the Trust Company; and

WHEREAS, the Company has determined to hire a new President of the Trust Company to allow the Executive to focus his efforts as Chief Financial and Estate Planning Advisor of the Trust Company; and

WHEREAS, upon the hiring of a new President of the Trust Company the Executive will be relieved of his duties and responsibilities associated with his position as President and Chief Executive Officer of the Trust Company; and

WHEREAS, the Executive is willing to commit to continue in the performance of services for the Company upon the terms and conditions set forth herein;

WHEREAS, in addition to the employment provisions contained herein, the Company and the Executive have agreed to certain restrictions, covenants, agreements and severance payments, as set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the continued employment of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

Section 1.  Employment; Term.

(a)  Employment. Unless terminated earlier as provided herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on a full-time basis in accordance with the provisions of this Agreement.

(b)  Term. Unless terminated earlier as provided herein, the term of the Executive’s employment with the Company hereunder will begin on the date of this Agreement and will end on the date which is the five-year anniversary of the date of this Agreement (the “Term”), subject to future extensions of the Term by mutual agreement of the parties hereto.

Section 2.  Position; Duties; Responsibilities.

(a)  Position. During the Term, the Executive will be the Chief Financial and Estate Planning Advisor of the Trust Company and will perform such duties and responsibilities as may be assigned by the board of directors of the Trust Company (the “Board”) and which are not unreasonably inconsistent with the duties outlined in subsection 2(b). The Executive will also be the President and Chief Executive Officer of the Trust Company and will perform such duties and responsibilities as may be assigned by the Board until such time as the Company delivers written notice to the Executive that a replacement President has been selected and that the Executive is relieved of all duties and responsibilities associated with his position as President and Chief Executive Officer of the Trust Company.

(b)  Duties and Responsibilities. During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Company and to the performance of the Executive’s duties and responsibilities on behalf of the Company. Such duties include, but are not limited to, providing financial and estate planning to high net worth clients and prospects; focusing business development and retention efforts on high net worth clients and prospects; presenting financial planning seminars to clients and prospects; working with other areas of the Company to identify high net worth trust clients and prospects; referring other business opportunities to other areas of the Company; and providing general counsel to the Trust Company as needed. The Executive may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of his duties. The Executive, subject to supervision as provided in paragraph (d), will have all power and authority commensurate with the Executive’s status and necessary to perform the Executive’s duties hereunder.

(c)  Working Conditions. So long as the Executive is employed by the Company pursuant to this Agreement, the Executive will be entitled to office space located at 515 Franklin Street, Michigan City, Indiana and access to conference rooms at its other primary locations. The Company will provide the Executive with the use of a laptop computer, tape recorder, mobile projector (which is to be shared with the Trust Company), cellular telephone, support services and ability to work from his home office. All equipment provided to the Executive will be the property of the Bank and is intended for business use only and not for personal use.

(d)  Supervision. The Executive will report to the Bank’s Chairman and Chief Executive Officer until a new President of the Trust Company is appointed. At such time, the Executive will report to the new President of the Trust Company.

Section 3.  Compensation and Employee Benefits.

(a)  Base Salary. During the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay to the Executive an annual base salary equal to the amount being paid the Executive as of the date of this Agreement (the “Base Salary”), and will be adjusted in accordance with Appendix A. The Base Salary will be paid to the Executive in accordance with the Trust Company’s usual and customary payroll practices applicable to its employees generally.

(b)  Commission. Effective January 1, 2007, the Executive will be paid a commission based on the net increase in fee income on total accounts generated by the Executive directly, or generated by the Executive indirectly through financial planning presentations made by the Executive (the “Commission”). The Commission will be calculated as provided in Appendix A and will be paid in arrears based on actual results within 45 days of the end of each calendar quarter.

(c)  Incentive Compensation. During the Term, the Executive will be eligible to receive stock options or stock awards in the sole discretion of the Compensation Committee of the Board, subject to the terms and conditions of the applicable plan.

(d)  Employee Benefit Plans. During the Term, the Executive will be entitled to participate in all employee benefit plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.

(e)  Annual Physical. The Company will pay up to Two Thousand Dollars ($2,000) each year to cover the portion of the cost of the Executive’s physical examination by a licensed physician not covered by his health insurance.

(f)  Other Policies. All other matters relating to the employment of the Executive by the Company not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company in effect from time to time.

(g)  Taxes and Other Amounts. All taxes (other than the Company’s portion of FICA taxes) on the Base Salary and Commission and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive. The Company will be entitled to withhold from the Base Salary and Commission and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.

(h)  Acknowledgment by the Executive. Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Company may, in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, stock option, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs. Provided, however, that any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.

(i)  Continuing Education. The Company will pay or reimburse the Executive for all reasonable and customary continuing education requirements related to providing banking, financial and estate planning services, including requirements for maintaining law and accountants’ licenses, subject to prior approval of his supervisor.

Section 4.  Termination of Employment.

Subject to the respective continuing obligations of the parties hereto set forth in this Agreement, the Executive’s employment with the Company may be terminated during the Term in any of the following ways:

(a)  Termination by the Company for Cause. The Company, upon written notice to the Executive, may terminate the Executive’s employment with the Company immediately (except as otherwise expressly provided herein with respect to the Executive’s limited right to cure) for Cause. For purposes of this Agreement, “Cause” is defined as: (i) personal dishonesty; (ii) incompetence; (iii) willful misconduct; (iv) willful violation of any law, rule or regulation (other than traffic violations or smaller offenses) or cease-and-desist order; (v) any removal and/or permanent prohibition from participating in the conduct of the Company’s affairs by a notice from a federal regulatory body having jurisdiction; or (vi) any material breach of any term, condition or covenant of this Agreement.

(b)  Termination by the Company Without Cause. The Company, upon not less than 30 days prior written notice to the Executive, may terminate the Executive’s employment with the Company without Cause prior to a Change in Control.

(c)  Termination in the Event of Death or Disability. The Executive’s employment hereunder will terminate immediately upon the death of the Executive. The Executive’s employment with the Company may be terminated by the Company in the event of the occurrence of a Disability of the Executive. For purposes hereof, a “Disability” will be defined as Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. If, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company, Executive will be deemed to be Disabled. The Compensation Committee of the Board will be the sole and final judge of whether Employee is Disabled for purposes of this Agreement, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

(d)  Termination by Executive for Good Reason Following a Change in Control. The Executive, within two years following the date of a Change in Control, upon 30 days’ prior written notice to the Company, may terminate employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” is defined as: (i) any action by the Company to remove the Executive as Chief Financial and Estate Planning Advisor, except where the Company properly acts to remove the Executive from such office for “Cause” as defined in subsection 4(a); (ii) any action by the Company to materially eliminate, limit, increase, or modify the Executive’s duties and/or authority as President and Chief Executive Officer of the Trust Company, subject to subsection 2(a), and as Chief Financial and Estate Planning Advisor; (iii) any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in subsection 13(p); (iv) any intentional breach by the Company of a term, condition or covenant of this Agreement; (v) requiring the Executive to move more than 50 miles from his principal residence, or (vi) a reduction by the Company in the Executive’s Base Salary or Commission in effect on the date preceding the date of the Change in Control.

(e)  Termination by Executive for Reasons Other than Good Reason Following a Change in Control. The Executive, upon not less than 30 days’ prior written notice to the Company, may terminate employment with the Company for any reason.

(f)  Termination by the Company Without Cause Upon a Change in Control. The Company, within two years following the date of a Change in Control, upon not less than 30 days’ prior written notice to the Executive, may terminate the Executive’s employment with the Company.

(g)  Notice of Termination. Any termination of the Executive’s employment with the Company as contemplated by this Section, except in the event of the Executive’s death, will be communicated by a written “Notice of Termination” by the terminating party to the other party hereto. Any Notice of Termination will indicate the specific provisions of this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”

(h)  Change in Control. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:

(i)
Any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

(ii)	Any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company;

(iii)
Any tender, exchange, sale or other disposition (other than disposition of the stock of the Company in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board) of shares which represent more than 25 percent of the voting power of the Company; or

(iv)
During any period of two consecutive years individuals who at the date of this Agreement constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

(v)
Notwithstanding the foregoing, a Change in Control (A) will not occur as a result of the issuance of stock by the Holding Company in connection with any public offering of its stock; (B) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16(b) Persons; or (C) will not occur due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan. “Section 16(b)” Person means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Holding Company.

Section 5.  Payment Upon Termination of Employment.

Upon the termination of the Executive’s employment with the Company pursuant to Section 4, the Executive will receive the following:

(a)  Termination by the Company for Cause or Disability, by the Executive Without Good Reason or Termination due to Death. Upon the termination of the Executive’s employment by the Company for Cause, whether or not it is within two years of a Change in Control, pursuant to subsection 4(a) or due to Disability pursuant to subsection 4(c), or due to the death of the Executive, or by the Executive without Good Reason pursuant to subsection 4(e),the Company will pay or provide to the Executive the following amounts and benefits:

(i)	that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with the Company’s normal payroll practices;

(ii)	that portion of the Executive’s Commission earned through the Date of Termination, payable as of the first payroll in the calendar quarter following the calendar quarter in which occurred the Executive’s Date of Termination, or as soon as administratively practicable thereafter; and

(iii)
all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Company payable in accordance with the provisions of such plans.

(b)  Termination by the Company Without Cause Without a Change in Control. Upon the termination of the Executive’s employment by the Company without Cause pursuant to subsection 4(b), the Company will pay or provide to the Executive the following amounts and benefits:

(i)	that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with the Company’s normal payroll practices;

(ii)
that portion of the Executive’s Commission earned through the Date of Termination, payable as of the first payroll in the calendar quarter following the calendar quarter in which occurred the Executive’s Date of Termination, or as soon as administratively practicable thereafter;

(iii)
all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Holding Company or Trust Company payable in accordance with the provisions of such plans; and

(iv)
a severance benefit in an aggregate amount equal to the sum of the Executive’s Base Salary paid for the six-month period immediately prior to the Date of Termination plus Commission equal to 50 percent of the Commission earned by the Executive in the four complete calendar quarters preceding the Date of Termination. Payment of the severance benefit will be made in six substantially equal monthly installments commencing on the first payroll of the first month following the Date of Termination, or as soon as reasonably practicable thereafter.

(c)  Termination by the Executive for Good Reason or by the Company Without Cause Upon a Change in Control. Upon the Executive’s termination of employment pursuant to subsection 4(d) or 4(f), the Company will pay or provide to the Executive the following amounts and benefits:

(i)	that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with the Company’s normal payroll practices;

(ii)
that portion of the Executive’s Commission earned through the Date of Termination, payable as of the first payroll in the calendar quarter following the calendar quarter in which occurred the Executive’s Date of Termination, or as soon as administratively practicable thereafter;

(iii)
a severance benefit equal to the aggregate amount of the Executive’s annual cash compensation for the prior two years, payable in a single sum payment within 30 days following the Date of Termination; provided, that the Executive’s “cash compensation” for a year is equal to his Base Salary plus his Commission, or in years prior to 2007, his Base Salary plus his cash bonus, payable in a single sum payment within 30 days following the Date of Termination; and

(iv)	all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Company in accordance with the provisions of such plans.

(d)  Delay of Payment of Benefits in Certain Circumstances.

(i)
Separation from Service. “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Company. Provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. The Executive will incur a “Termination of Employment” when a termination of employment is incurred under Proposed Treasury Regulation 1.409A-1(h)(ii) or any final version of such Proposed Regulation.

(ii)
Suspension of Payments to Specified Employees. If an amount is payable to the Executive due to the Executive’s Separation from Service for a reason other than the Executive’s death, and if at the time of the Separation from Service the Executive is a “Specified Employee,” payment of all amounts to the Executive under the Plan will be suspended for six months following such Separation from Service. The Executive will receive payment of such amounts on the first day following the six-month suspension period.

(A)
A “Specified Employee” means an individual who is a “Key Employee” of the Company at a time when the Holding Company’s stock is publicly traded on an established securities market. The Executive will be a Specified Employee on the first day of the fourth month following any “Identification Date” on which the Executive is a Key Employee.

(B)
The Executive is a “Key Employee” if at any time during the 12-month period ending on an Identification Date the Executive is: (i) an officer of the Company having annual compensation greater than $130,000 (as adjusted in the same manner as under Section 415(d) of the Internal Revenue Code of 1986, as amended (the “Code”) except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000); (ii) a five-percent owner of the Company; or (iii) a one-percent owner of the Company having an annual compensation greater than $150,000. For purposes of determining whether an Executive is an officer under clause (i), nor more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.

(C)	The “Identification Date” for purposes of this Agreement is December 31 of each calendar year.

(e)  Certain Limitations. All amounts payable to the Executive pursuant to subsections 5(b)(iv) and (v) and 5(c)(iii) and (iv) will be subject to the following limitations:

(i)	amounts payable pursuant to this subsection will be subject to the terms of subsection 13(q) and paid only so long as the Executive is not in breach of any of the provisions of this Agreement; and

(ii)	payment will be made pursuant to this subsection only if the Executive executes a release of claims satisfactory to the Company.

(f)  Waiver of Other Rights. In consideration of the payments and benefits provided for in this Section, the Executive (i) hereby waives any right to, and agrees not to file any claim for, unemployment compensation in the event of any termination of his employment with the Company, and (ii) hereby waives any right to, and agrees not to file any claim for, any severance pay or other compensation to which he may be entitled under federal labor law.

Section 6.  Non-Disclosure; Return of Confidential Information and Other Property.

(a)  Access to Confidential Information. The Executive understands, acknowledges and agrees that during the course of his employment with the Company, he has gained or will gain information regarding knowledge of and familiarity with the Confidential Information (as hereinafter defined) of the Company and that if the Confidential Information was disclosed by the Executive, the Company would suffer irreparable damage and harm. The Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. The Executive acknowledges and agrees that the Company uses reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b)  Non-Disclosure. At all times while the Executive is employed by the Company, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person other than those directors, officers, employees, representatives and agents of the Company who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Company, or (B) for the Executive’s own benefit or for the benefit of any Person other than the Company.

(c)  Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i)
materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, (B) that the Company has deemed confidential, proprietary or nonpublic; or (C) customer lists, sales and marketing techniques, including all documents, products and processes involved in or related to the “Bridges to Tomorrow” presentations, used in or pertaining to the Company’s business (i) which relate in any way to the Company’s business, products or processes, or (ii) which are discovered, conceived, developed or reduced to practice by Employee, either alone or with others either (x) during the Term of this Agreement, or (y) at the Company’s expense, or (z) on the Company’s premises.

(ii)	trade secrets of the Company, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

(iii)
any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of, as applicable, the Company.

(d)  Definition of Person. For purposes of this Agreement, the term “Person” will mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

(e)  Return of Confidential Information and Other Property. The Executive covenants and agrees:

(i)	to keep all Confidential Information subject to the Company’s custody and control and to promptly return to the Company all Confidential Information

Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with the Company; and

(ii)
promptly upon termination of the Executive’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.

Section 7.  Non-Competition.

(a)  Agreement Not to Compete. The Executive hereby understands, acknowledges and agrees that, by virtue of his positions with the Company, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company and has and will have advantageous familiarity with the business, operations and affairs of the Company. In addition, the Executive understands, acknowledges and agrees that the business of the Company is highly competitive. Accordingly, at all times while the Executive is employed by the Company and for a period of one year following the termination of the Executive’s employment with the Company, the Executive will not, in any county in which the Company has an office (such counties to be limited, in the event of a Change in Control, to those counties in which the Company has an office and not also limited by the counties in which the acquiring company and its other affiliates have an office), directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(i)
Engage in or assist another Person in engaging in, or use or permit his name to be used in connection with, any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or which is in the same or a similar line of business as the Company, at any time during the Executive’s employment with the Company or during such one-year period following the Date of Termination; or

(ii)
Finance, join, operate or control any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or which is in the same or a similar line of business as the Company, at any time during the Executive’s employment with the Company or during such one-year period following the Date of Termination; or

(iii)
Offer or provide employment to, hire or engage (whether on a full-time, part-time or consulting basis or otherwise) any individual who has been an employee of the Company within two years prior to such offer, hiring or engagement.

(iv)	Notwithstanding the foregoing, nothing contained in this subsection 7(a) will prevent or restrict the Executive from engaging in the practice of law,

accounting or tax return preparation, including within the restricted geographical area.

(b)  Enforceability. The Executive acknowledges the regional scope of the business of the Company. Notwithstanding the foregoing, in the event that any provision of this Section is found by a court of competent jurisdiction to exceed the time, geographic or other restrictions permitted by applicable law in any jurisdiction, then such court will have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the Executive in its reduced, limited or reformed manner; provided, however, that a provision will be enforceable in its reduced, limited or reformed manner only in the particular jurisdiction in which a court of competent jurisdiction makes such determination. In addition, the parties agree that the provisions of this Section will be severable in accordance with subsection 13(e).

Section 8.  Non-Solicitation.

The Executive hereby understands, acknowledges and agrees that, by virtue of his positions with the Company, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company and has and will have advantageous familiarity with the business, operations and affairs of the Company. In addition, the Executive understands, acknowledges and agrees that the business of the Company is highly competitive. Accordingly, at all times while the Executive is employed by the Company and for a one-year period following the Date of Termination, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(a)  Solicit in any manner, seek to obtain or service any business of any Person who is or was a customer or an active prospective customer of the Company during the two-year period prior to the Date of Termination; or

(b)  Request or advise any customers, suppliers, vendors or others who were doing business with the Company during the two-year period prior to the Date of Termination, or any other Person, to terminate, reduce, limit or change their business or relationship with the Company; or

(c)  Induce, request or attempt to influence any employee of the Company who was employed by the Company during the two-year period prior to the Date of Termination, to terminate his or her employment with the Company.

Section 9.  Periods of Noncompliance and Reasonableness of Periods.

The restrictions and covenants contained in Sections 7 and 8 will be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the Term of this Agreement and for the full periods specified in Sections 7 and 8. The Company and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Section 7 and Section 8 are reasonable in view of the nature of the business in which the Company are engaged, the Executive’s positions with the Company and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company.

The Company’s obligation to pay the amounts otherwise payable to the Executive pursuant to this Agreement will immediately terminate in the event that the Executive breaches any of the provisions of Sections 6, 7 or 8. Notwithstanding the foregoing:

(a)  the covenants of the Executive set forth in Sections 6, 7 and 8 will continue in full force and effect and be binding upon the Executive;

(b)  the Company will be entitled to the remedies specified in Section 11; and

(c)  the Company will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Sections 6, 7 or 8.

Section 10.  Survival of Certain Provisions.

Upon any termination of the Executive’s employment with the Company, the Executive hereby expressly agrees that the provisions of Sections 6, 7, 8, 9, 10, 11, 12 and 13 will continue to be in full force and effect and binding upon the Executive in accordance with the respective provisions of such Sections.

Section 11.  Remedies.

The Executive agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Sections 6, 7 or 8. Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Sections 6, 7 or 8, in addition to all other remedies to which the Company are entitled at law, in equity or otherwise, the Company may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Sections 6, 7 or 8. The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Company for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Company at law, in equity or otherwise.

Section 12.  Indemnification.

The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the Articles of Incorporation and By-Laws of the Company as in effect at such time. The Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive will notify the Company promptly in writing of the institution of such action, suit or proceeding, and the Company will assume the defense hereof and the employment of counsel and payment of all fees and expenses.

Section 13.  Miscellaneous.

(a)  Assignment. This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as provided pursuant to subsection 13(p) or as otherwise provided herein. Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred. Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company without the prior consent of the Executive.

(b)  Waiver. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

(c)  Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.

(d)  Headings. The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.

(e)  Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

(f)  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.

(g)  Construction. This Agreement will be deemed to have been drafted by both parties hereto. This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.

(h)  Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions, effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE COMPANY.

(i)  Attorneys’ Fees. Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).

(j)  Entire Agreement. This Agreement supersedes all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof.

(k)  Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires. Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.

(l)  Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.

(m)  Notices. All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:

If to the Company:	Horizon Bancorp
Attention: President & CEO
515 Franklin Square
Michigan City, Indiana 46360
Telephone: (219) 879-0211
Facsimile: (219) 873-2628

With a copy to (which	Krieg DeVault LLP
will not constitute notice):	Attention: Sharon B. Hearn, Esq.
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Telephone: (317) 636-4341
Facsimile: (317) 636-1507

If to the Executive:	Lawrence J. Mazur
326 Oak Drive
LaPorte, Indiana 46350

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt.

All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.

(n)  Jurisdiction and Venue. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

(o)  Recitals. The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.

(p)  Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a material breach of this Agreement by the Company and will entitle the Employee to terminate his employment with the Company for Good Reason pursuant to subsection 4(d). As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.

(q)  Tax Payments. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s independent public accountants determine that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), the amount payable to or for the benefit of the Executive pursuant to the Agreement will be reduced (but not below zero) to the Reduced Amount. For purposes of this Agreement, the “Reduced Amount” will be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Company because of Code Section 280G.

IN WITNESS WHEREOF, the parties hereto have made, entered into, executed and delivered this Agreement as of the day and year first above written.

HORIZON TRUST & INVESTMENT MANAGEMENT, N.A.

By:	/s/ Craig M. Dwight
Craig M. Dwight, Vice Chairman

HORIZON BANK, N.A.

By:	/s/ Craig M. Dwight
Craig M. Dwight, Chairman and Chief Executive Officer

HORIZON BANCORP

By:	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer

EXECUTIVE

/s/ Lawrence J. Mazur
Lawrence J. Mazur

Appendix A

A-1. Base Salary. Commencing as of January 1st of each calendar year, the Executive’s Base Salary will be as follows; provided, however, in no event may the Executive’s Base Salary be less than $100,000 for any calendar year after 2008 in which the Executive is employed by the Company:

Year	Amount
2006	$158,000
2007	$140,000
2008 and thereafter	$100,000

A-2. Calculation of Commission

Effective January 1, 2007, for any calendar year in which the Executive is employed by the Company, the Executive will be entitled to Commission equal to 25 percent of trust fees generated on new accounts he originated during the current calendar year plus 12.5 percent of the trust fees on new accounts he originated in the immediately preceding calendar year plus five percent of the trust fees on new accounts he originated in the year two years preceding the current calendar year.

Example:

Year	Trust Fees	Commission Percentage	Total Commission
2006	$100,000	At 0%	$ 0.00

2007	$125,000	At 25%	$31,250
	$100,000	At 12.5%	12,500
			$43,750

2008	$150,000	At 25%	$37,500
	$125,000	At 12.5%	15,625
	$100,000	At 5%	5,000
			$58,125

A-1